PROSPECTUS SUPPLEMENT                        FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED OCTOBER 5, 2004)        REGISTRATION NO. 333-118922



                         ADVANCED MEDICAL OPTICS, INC.

                                  $350,000,000

              2.50% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024
                                      AND
          SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                          __________________________

         This prospectus supplement supplements the prospectus dated October 5, 2004 relating to the resale by certain of our securityholders of up to $350,000,000 aggregate principal amount at maturity of our 2.50% Convertible Senior Subordinated Notes due 2024 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The information appearing under the heading "Selling Securityholders" in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

                                                            PERCENTAGE      NUMBER OF
                                            AGGREGATE      OF AGGREGATE     SHARES OF
                                            PRINCIPAL       PRINCIPAL        COMMON      PERCENTAGE
                                            AMOUNT OF        AMOUNT          STOCK       OF COMMON
                                           NOTES THAT       OF NOTES        THAT MAY     STOCK OUT-
NAME OF SELLING SECURITYHOLDER             MAY BE SOLD     OUTSTANDING      BE SOLD(1)   STANDING(2)
----------------------------------------- -------------- --------------- -------------- ------------

1976 Distribution Trust FBO A.R.
    Lauder/Zinterhofer...................         8,000               *            159            *
2000 Revocable Trust FBO A.R.
    Lauder/Zinterhofer...................         8,000               *            159            *
Advent Convertible Master (Cayman) L.P...    12,265,000           3.50%        244,129        0.66%
Alcon Laboratories.......................       441,000           0.13%          8,778            *
Alpha US Sub Fund 4 LLC..................       390,000           0.11%          7,763            *
Arlington County Employees
    Retirement System....................       769,000           0.22%         15,307            *
Asante Health Systems....................       146,000               *          2,906            *
Baptist Health of South Florida**........       740,000           0.21%         14,729            *
British Virgin Islands Social
    Security Board.......................       144,000               *          2,866            *
Castlerigg Master Investments Ltd. ......     5,000,000           1.43%         99,523        0.27%
Citadel Credit Trading Ltd. (5)..........     1,625,000           0.46%         32,345            *
Citadel Equity Fund Ltd. (5).............     9,225,000           2.64%        183,619        0.50%
City and County of San Francisco
    Retirement System....................     1,693,000           0.48%         33,698            *
City of New Orleans......................       232,000               *          4,618            *
City University of New York..............       172,000               *          3,424            *
Delaware Public Employees Retirement
    System...............................     1,374,000           0.39%         27,349            *
Grady Hospital Foundation................       149,000               *          2,966            *
HFR Arbitrage Fund.......................       795,000           0.23%         15,824            *
Independence Blue Cross..................       422,000           0.12%          8,400            *
Lehman Brothers, Inc. (6)***.............    13,000,000           3.71%        258,759        0.70%
Lyxor....................................     1,450,000           0.41%         28,862            *
Merrill Lynch Insurance Group............       364,000           0.10%          7,245            *
Municipal Employees......................       292,000               *          5,812            *
New Orleans Firefighters Pension/
    Relief Fund..........................        94,000               *          1,871            *
North Pole Capital Master Fund...........     6,500,000           1.86%        129,379        0.35%
Occidental Petroleum Corporation.........       323,000               *          6,429            *
Ohio Bureau of Workers Compensation......       130,000               *          2,588            *
Pacific Life Insurance Company...........       500,000           0.14%          9,952            *
Piper Jaffray & Co. (6)..................     2,000,000           0.57%         39,809        0.11%
Policeman and Fireman Retirement
    System of the City of Detroit........       403,000           0.12%          8,022            *
Pro-Mutual...............................     1,003,000           0.29%         19,964            *
Salomon Brothers Asset Management, Inc.(5)    8,500,000           2.43%        169,188        0.465
State of Maryland Retirement Agency......     3,668,000           1.05%         73,010        0.20%
Tag Associates...........................       100,000               *          1,990            *
The Grable Foundation....................        94,000               *          1,871            *
Trustmark Insurance......................       264,000               *          5,255            *

Total....................................  $350,000,000         100.00%      6,966,575(3)     16.0%(4)

___________________

*        Represents less than 0.1%.

** Includes $680,000 aggregate principal amount of notes previously reflected in the prospectus dated October 5, 2004, plus an additional $60,000 aggregate principal amount of notes acquired subsequent to the date thereof pursuant to Rule 144A of the Securities Act.

*** Lehman Brothers, Inc. acted as an initial purchaser in the initial private offering of the notes in June 2004 and received customary compensation in connection therewith.

(1)      Assumes conversion of all of the holder's notes at a conversion rate of
         19.9045 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes -- Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 36,604,214 common shares outstanding as of October 13, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

(3) Represents the number of shares of common stock into which $350,000,000 aggregate principal amount of notes would be convertible at the conversion rate described in footnote 1 above.

(4) Represents the amount which the selling securityholders may sell under this prospectus divided by the sum of the common stock outstanding as of October 13, 2004, plus the 6,966,575 shares of common stock into which the $350,000,000 aggregate principal amount of notes is convertible.

(5) Selling securityholder has identified itself as an affiliate of a broker-dealer. Each such selling securityholder has informed us that:
         (1) such selling securityholder purchased its notes in the ordinary course of business, and (2) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

(6) Selling securityholder has identified itself as a broker-dealer. Each such selling securityholder has informed us that: (1) such selling securityholder purchased its notes in the ordinary course of business, and (2) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.



         INVESTING IN THE NOTES AND OUR COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION OF THE ACCOMPANYING PROSPECTUS BEGINNING ON PAGE 13.



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



          The date of this prospectus supplement is October 19, 2004